Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 of Civista Bancshares, Inc. (the “Company”) of our report dated March 13, 2015, relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, which is incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

Wexford, Pennsylvania

August 14, 2015

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345